Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL TWO NORTH CAROLINA HOSPITALS TO NOVANT HEALTH

FRANKLIN, Tenn. (February 28, 2023) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have signed a definitive agreement to sell 123-bed Lake Norman Regional Medical Center, an acute care hospital in Mooresville, NC, and Davis Regional Medical Center in Statesville, NC, which is in the process of transitioning from a general acute care hospital to an inpatient behavioral health hospital, and their associated assets, to subsidiaries of Novant Health for cash consideration of approximately $320 million.

The transaction is expected to close later this year, subject to customary regulatory approvals and closing conditions.

The hospitals included in this transaction are among the additional potential divestitures discussed on the Company’s fourth quarter and year-end 2022 earnings call.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 45 distinct markets across 16 states. CHS subsidiaries own or lease 79 affiliated hospitals with approximately 13,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Investor Contacts:	Kevin J. Hammons
President and Chief Financial Officer
615-465-7000
or
Shelly K. Schussele, CMA
Senior Director, Investor Relations
615-465-2732
or
Media Contact:	Rebecca Ayer Pitt
Vice President, Corporate Communications
615-465-2750

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